CONTACT:

Julie Boland

Vice President, CFO and Treasurer

(216) 861-8941

OGLEBAY NORTON ANNOUNCES SALE OF ITS NORTH CAROLINA

MICA OPERATION

CLEVELAND, April 6, 2005 -- Oglebay Norton Company (OTCBB: OGBY) today announced that its Oglebay Norton Specialty Minerals, Inc. subsidiary has completed the sale of its Kings Mountain, North Carolina, mica operation to King's Mountain Mining LLC, an affiliate of Zemex Corporation for $15,000,000.

The company said it expects to complete the sale of its Velarde, New Mexico, mica facility before the end of 2005. Operations at Velarde have been suspended since September 2004. The company had previously announced its intent to sell the two mica operations as part of its plan to focus on its limestone, limestone fillers, lime, industrial sands and marine services businesses.

Zemex Corporation is a leading producer of industrial minerals with facilities across the United States and Canada. Its products are used in a variety of commercial applications and are sold throughout North America, South America, Europe and Asia. Zemex is based in Atlanta.

Oglebay Norton Company, a Cleveland, Ohio-based company with a 150-year tradition of service, provides essential minerals and aggregates to a broad range of markets, from building materials and environmental remediation to the energy and metallurgical industries. For more information, see www.oglebaynorton.com

Safe Harbor Statement

Certain statements contained in this release are "forward-looking" in that they reflect management's expectations and beliefs regarding the future performance of the Company and its operating segments. Such forward-looking statements are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. The Company believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made by or on behalf of the Company: (1) risks associated with the Company's substantial indebtedness, including whether the restructuring accomplished through the bankruptcy proceedings provided sufficient improvement to the Company's financial position and provided adequate liquidity; (2) the Company's ability to maintain its cost reduction initiatives; (3) weather conditions, particularly in the Great Lakes region, flooding, and/or water levels; (4) natural disasters, equipment failures or other unexpected events; (5) fluctuations in the price or availability of energy, fuel, oil and freight transportation; (6) fluctuations in integrated steel production in the Great Lakes region; (7) the development or acquisition of additional industrial mineral reserves; (8) costs associated with maintenance of the Company's vessels; (9) fluctuations in Great Lakes and Mid-Atlantic construction activity; (10) economic conditions in California or population growth rates in the Southwestern United States; (11) the outcome of periodic negotiations of labor agreements; (12) changes in the demand for the Company's products due to changes in technology; (13) the Company's ability to compete effectively in its markets; (14) the loss, insolvency or bankruptcy of major customers or debtors; (15) changes in law adverse to the Company, including laws relating to asbestos litigation; (16) an increase in the number and cost of asbestos and silica product liability claims filed against the Company and its subsidiaries and determinations by a court or jury against the Company's interest; (17) current and future regulations imposed on the Company and its customers' businesses; (18) difficulty in hiring sufficient staff that is appropriately skilled and licensed, particularly for the Company's vessel operations; (19) the insolvency of insurers, the effects of any coverage litigation with insurers or adequacy of insurance; (20) additional risk factors that may affect the Company's results identified under the caption "Risk Factors" in the S-1 Registration Statement of the Company originally filed with the Securities and Exchange Commission on January 27, 2005.

# # #